ADMINISTRATIVE SERVICES AGREEMENT
                        ---------------------------------

THIS ADMINISTRATIVE SERVICES AGREEMENT is entered into as of August 31, 1998 ("Services Agreement") by and among APPLIED INTELLIGENCE GROUP, INC., 13800 Benson Road, Edmond, Oklahoma 73013-6417 ("Seller"), and THE NETPLEX GROUP, INC., a New York corporation, 8260 Greensboro Drive, Fifth Floor, McLean, Virginia 22102 ("Netplex")

WHEREAS Netplex is acquiring Assets of the Business of Seller, as such terms are defined in the Asset Acquisition Agreement, as amended ("Asset Agreement") between Seller and Netplex;

WHEREAS Netplex desires to operate the Business at the Premises of Seller; and

WHEREAS  the parties  agree that Seller  shall make  available  to Netplex,  and
Netplex  shall  compensate  Seller  for,  certain  administrative   services  as
hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the agreements herein contained, the parties hereto agree as follows:

1.  Definitions:

    1.1. "Premises" shall mean the property located at 13800 Benson Road, Edmond, Oklahoma.

    1.2. "Services" shall be the administrative services identified on Schedule A which is attached hereto and incorporated herein by reference.

    1.3. "Term" shall mean the period of time from the Effective Date until December 31, 2001, unless earlier terminated pursuant to the terms of this Services Agreement.

    1.4.     "Effective Date" shall be September 1, 1998.

    1.5. "Sublease" shall mean the Sublease between the parties hereto executed of even date herewith for the subleasing of a portion of the Premises by Netplex from Seller.

    1.6. "Netplex's Proportionate Share" shall have the same meaning as given such term in said Sublease.

    1.7. "Asset Acquisition Agreement" shall refer to the Asset Acquisition Agreement executed between the parties hereto on August 31, 1998 and any amendments thereto.

    1.8. "Earn-Out Agreement" shall refer to the Earn-Out Agreement executed between the parties hereto on September 30, 1998 and any amendments thereto.

2.  Services Provided:

    2.1. Subject to the terms of this Services Agreement, during the Term hereof:

             2.1.1.

                       Seller shall provide to Netplex the Services identified on Schedule A hereto at the times set forth thereon. Seller shall provide such Services in a professional, business-like manner consistent with its past practices.

             2.1.2. Except as otherwise set forth in this Services Agreement, Seller shall not be obligated to increase the type of Services, the frequency of any of the Services, or the terms or conditions of any of the Services unless Seller and Netplex agree to the cost and scope of the same.


             2.1.3. Subject to the terms, covenants and conditions of this Services Agreement, in the event that Netplex, at any time(s) pursuant to the Sublease, increases the amount of space in the Premises which it has the right to occupy to an amount less than all of the Premises ("Additional Space"), Seller, subject to the terms of said Sublease, shall provide to Netplex the same type of Services for such Additional Space which Seller was providing to Netplex for its then Existing Space.

             2.1.4. Neither Netplex nor Seller shall interfere with the use of the Services by the other party.

             2.1.5. Notwithstanding anything to the contrary in this Services Agreement, Seller may discontinue offering any of the Services on sixty (60) days notice to Netplex.

             2.1.6. Notwithstanding anything to the contrary in this Services Agreement, Seller may upgrade, modify or otherwise change the equipment, software, carrier, supplier or other means used to provide the Services so long as the nature and quality of the Services provided pursuant hereto remains substantially similar to those originally contracted for by Netplex pursuant to this Services Agreement. Seller shall use its best efforts to notify Netplex ninety (90) days in advance of any material changes in the Services. In the event that Seller upgrades, modifies or otherwise changes the Services as allowed by this Section, for purposes of determining the amount due Seller for the Services for the purposes of this Services Agreement, the cost of the same shall be deemed as an


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                       actual  cost of Seller in the month that the  cost(s) for
                       such upgrade, modification or change is incurred by Seller. Notwithstanding anything to the contrary herein, if Netplex requests an upgrade, modification or change on hardware, software or any other type of equipment owned by Netplex and which is solely used by Netplex but for which services are provided by Seller pursuant to this Services Agreement, Netplex shall solely bear the total
                       cost  of  any  such  upgrade,   modification  or  change;
                       provided  however,  to the extent that the labor  portion
                       for  the   installation   of  any   such   equipment   is
                       accomplished within the labor costs of the monthly charges already paid for by Netplex to Seller for the time period in which the same is installed, no additional cost shall be incurred by Netplex; and provided further, if any additional labor on Seller's part is needed to complete the installation, Netplex shall pay for the same at Seller's then current rates.

             2.1.7. Notwithstanding anything to the contrary in this Services Agreement, Netplex may discontinue the use of any of the Services (i) upon sixty (60) days prior written notice to the Seller or (ii) at the end of the notice period which Seller must give to any third party provider who is providing the Services after Netplex gives written notice to Seller of its decision to terminate such Services, whichever is longer. In the event that Netplex discontinues any of the Services and such discontinuation results in the imposition of any penalty or liquidated damages ("Damages") to Seller from the third party providing such Service, Netplex shall reimburse Seller for all of such Damages. Seller, upon request from Netplex, shall provide to Netplex such documentation as is reasonably necessary to allow Netplex (i) to determine what notice must by given to a third party providing any of the Services and (ii) to determine what, if any, penalty or liquidated damages provision may be applicable to a particular Service.

             2.1.8. Notwithstanding anything to the Contrary in this Services Agreement, in the event that Netplex exercises its right under the Sublease to occupy all of the Premises, Seller, as of the date upon which Netplex has the right to occupy all of the Premises, shall not be obligated to offer or otherwise provide any Services to Netplex.

             2.1.9. Seller shall allow Netplex to use the equipment located in the Netplex/AIG Space identified in the Sublease as of September 30, 1998 ("Loaned Equipment"). The parties agree and understand that said Loaned Equipment is currently under lease from one or more third parties, and that said leases also cover equipment which is not part of the Loaned Equipment. Netplex shall not permanently remove the Loaned Equipment from the Leased

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                       Premises  as defined in the  Sublease  without  the prior
                       written consent of Seller. Seller shall keep said lease payments on the Loaned Equipment current. At the end of each lease covering any or all of the Loaned Equipment, Seller shall exercise its option to purchase the same and shall transfer title to such portion of the Loaned Equipment acquired thereby to Netplex without further cost; provided, that prior to such time, no ownership interest to said Loaned Equipment shall pass to Netplex. On or before Closing as defined in the Asset Agreement, Seller shall provide to Netplex a list of the Loaned Equipment.


    2.2. During the Term of this Services Agreement, Netplex shall provide Seller the services set forth on Schedule A-1 hereto.

3.  Payment for Services:

    3.1.     For  the  Services  rendered  during  the  Term  of  this  Services
             Agreement, Netplex, subject to the terms of this Services Agreement, shall pay Seller the amount derived from Monthly Netplex Cost Formula set forth on Schedule A for each of the Services then provided pursuant to this Services Agreement. Any sums due Netplex for services rendered to Seller pursuant to Schedule A-1 shall be credited by Seller to the amount due to Seller hereunder from Netplex. Moreover, if any deposit is required after the commencement of this Services Agreement to be paid by Seller in relation to providing any of the Services, Netplex shall pay Seller its then current Proportionate Share of the same. Upon discontinuation of the Service(s) for which the deposit was paid or upon termination of this Services Agreement, whichever first occurs, Seller shall refund to Netplex its Proportionate Share of such deposit without interest.

    3.2. Said payment from Netplex shall be due within twenty (20) days of the date that Netplex receives the invoice(s) for Services. Seller shall provide Netplex with such reasonable documentation as requested by Netplex to support the invoiced charges for Services. An initial payment of fifteen thousand dollars ($15,000) ("Prepayment") shall be made upon execution of this Services Agreement by Netplex as a prepayment for the first month's estimated Services. Such Prepayment shall be applied against future invoices received by Netplex from Seller.

    3.3. Netplex shall pay Seller interest on any amount not paid when due pursuant to this Services Agreement at the rate of thirteen percent (13%) per year from the date any such payment was due until such amount is paid in full.

    3.4. If the actions of Netplex or Netplex's requested changes in any Service cause the cost of any of the Services to increase, Netplex, in addition to the

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             amount(s)  set forth on Schedule A, shall be solely  liable for all of such increase in cost.

4. Insurance: Each party shall at all times during the term of this Services Agreement maintain (i) comprehensive general liability insurance with coverage limits of at least one million dollars ($1,000,000) per occurrence and (ii) workers compensation and employers liability insurance. Such policies of insurance, to the extent allowable by Oklahoma law, shall contain a waiver of subrogation against the other party hereto.

5.  Termination:


    5.1.     This Services Agreement may be terminated by Seller if:

             5.1.1. Netplex fails to make any payment due hereunder within fifteen (15) days after the due date thereof

             5.1.2. Netplex breaches any other term or condition of this Services Agreement and such breach is not remedied by Netplex within thirty (30) days of receipt of Notice thereof from Seller detailing the nature of the breach,

             5.1.3. Netplex enters into bankruptcy, whether voluntarily or involuntarily, or is declared or adjudged insolvent or makes a general assignment for the benefit of creditors, or

             5.1.4. Netplex breaches the Asset Agreement, the Sublease and/or the Earn-Out Agreement between Netplex and Seller and fails to cure such breach(es) within the cure period, if any, provided in the applicable agreement.

             5.1.5. Seller ceases to conduct its business operations at the Premises or has provided Netplex with sixty (60) days prior notice of the termination of this Services Agreement.

    5.2.     This Services Agreement may be terminated by Netplex if:

             5.2.1. Seller enters into bankruptcy, whether voluntarily or involuntarily, or is declared or adjudged insolvent or makes a general assignment for the benefit of creditors, or

             5.2.2. Seller breaches any term or condition of this Services Agreement and such breach is not remedied by Seller within thirty (30) days of receipt of Notice thereof from Netplex detailing the nature of the breach.

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

             5.2.3. Seller breaches the Asset Agreement and/or the Sublease between Netplex and Seller and fails to cure such breach(es) within the cure period, if any, provided in the applicable agreement.

6. Arbitration: Any controversy or claim arising out of or relating to this Services Agreement, or its breach, or its validity or interpretation, except claims involving necessary third parties who refuse to participate or claims seeking injunctive or equitable relief, shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") subject, however, to the following:

    6.1. The location for the arbitration shall be at a location in Oklahoma County, Oklahoma agreed to by the parties; provided, however, in the event that the parties cannot agree on such location, the arbitration shall be at a location in Oklahoma County, Oklahoma designated by the AAA.

    6.2. Such arbitration shall be heard and determined by an arbitrator in accordance with the then current rules or regulations of the AAA relating to commercial disputes. The arbitrator shall be neutral and shall be selected by the parties; provided however if they cannot agree upon such neutral arbitrator, the arbitrator shall be appointed by the AAA. Such neutral arbitrator shall be a person with experience in handling disputes relating to the management and/or leasing of commercial property.

    6.3. The arbitration award shall be binding on the parties and may be enforced in any court of competent jurisdiction.

7.  Other Terms:

    7.1. Remedies. The remedies provided in this Services Agreement are exclusive.

    7.2. Modification. Any change in the Services as permitted in this Services Agreement shall be deemed an authorized modification of this Services Agreement. No other modification of this Services Agreement is permitted except with the written consent of both parties.

    7.3. Attorneys' fees. The prevailing party in any action to enforce this Services Agreement, including any Arbitration under Section 6 hereof, shall be entitled to recover from the other party all of the prevailing party's costs incurred in such action, including its reasonable attorneys' fees.

    7.4. Choice of Law, Venue. This Services Agreement shall be governed by Oklahoma law. Any action to enforce any provision of this Services Agreement shall be brought only in a court of appropriate jurisdiction located in the State of Oklahoma.


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

    7.5. Integration. This Services Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and supercedes and replaces any prior or contemporaneous agreement on said subject.

    7.6. Binding, Assignment. This Services Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. This Services Agreement may not be assigned by any party without the prior written consent of the other party.

    7.7. Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Services Agreement shall not affect such party's right thereafter to enforce the same; (b) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the nondefaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

    7.8. Notices. All notices demands and other communications pertaining to this Services Agreement ("Notices") shall be in writing addressed as follows: If to Seller:

             Robert N. Baker, Vice President
             The viaLink Company
             13800 Benson Road
             Edmond, OK 73013-6417

             with a copy to:

             Richard M. Klinge, Esq.
             Richard M. Klinge & Associates, P.C.
             228 Robert S. Kerr, Suite 940
             Oklahoma City, OK 73102

             If to Netplex:

             The Netplex Group, Inc.
             Attention: Gene F. Zaino, President
             8260 Greensboro Drive, 5th Floor
             McLean, Virginia 22102

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             with a copy to:

             Attn:  Edward J. Walsh, Jr., Esq.
             Vedder Price Kaufman & Day
             22nd Floor
             805 Third Avenue
             New York, NY 10022

             Notices shall be deemed given five (5) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery to the appropriate recipient of such Notice. Any party may change the address to which Notices under this Services Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Services Agreement for giving Notice.

    7.9. Counterparts; Facsimile. This Services Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. This Services Agreement and any counterparts may be executed by facsimile with the same effect as if the signature were an original.

    7.10. Construction. The headings of the Sections of this Services Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of this Services Agreement.

    7.11. Severability. In case any one or more of the provisions contained in this Services Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Laws and such term, as so modified, and the balance of this Services Agreement shall then be fully enforceable.

    7.12. Neither party may assign or sublease its rights or obligations under this Services Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. The use of third parties to provide the Services under this Services Agreement shall not be deemed a violation of this Section.

    7.13. Any arbitration arising out of this Services Agreement must be commenced within one (1) year from the date upon which such cause of action shall have first accrued. Any other actions arising out of this

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             Services  Agreement to the extent that they are  excluded  from the provisions of Section 6 of this Services Agreement must be commenced within the applicable Statute of Limitations prescribed by law.

    7.14. Seller and Netplex are strictly independent contractors. Neither party has the right to bind the other in any manner, and nothing in this Services Agreement shall be interpreted to make either party the agent or legal representative of the other or to make the parties joint venturers or partners, nor shall either party represent or imply to other persons or entities that any such relationship exists.

    7.15. Notwithstanding anything to the contrary in this Services Agreement, Seller shall not be responsible for failure of performance due to any cause(s) beyond its reasonable control, including, but not limited to, accidents, acts of God, labor disputes, or the actions of any government agency or common carrier or other third party over whom Seller has no reasonable control.

    7.16. Netplex and Seller shall each keep confidential and not, directly or indirectly, reveal, report, publish, disclose or transfer any confidential information ("Confidential Information") obtained by it with respect to the other in connection with this Services Agreement. Notwithstanding the foregoing limitation, neither party shall be required to keep confidential or return any Confidential Information that (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (b) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents, (c) is required to be disclosed pursuant to Law (provided the other parties are given reasonable prior notice), or
             (d) is developed by the receiving party independently of the disclosure by the disclosing party. This section 7.16 shall survive the termination of this Services Agreement.

    7.17. The parties agree and acknowledge that they have read this Services Agreement. The persons signing below on behalf of the respective parties represent and warrant that they have the authority to bind the party on whose behalf they have executed this Services Agreement.

    7.18. All of Sections 3 and 6 and Subsections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.10, 7.11, 7.13, 7.15, 7.16 and this 7.18 shall survive the termination of this Services Agreement.

                             SIGNATURE PAGE FOLLOWS

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                  WHEREFORE,  the parties have executed this Services  Agreement as of the date first above written.



                                               THE NETPLEX GROUP, INC.


                                               By:
                                               Name:
                                               Title:



                                               APPLIED INTELLIGENCE GROUP, INC.


                                               By:
                                               Name:
                                               Title:


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